Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-3 (Registration No. 333-214816) and related Prospectus of Kamada Ltd. and to the incorporation by reference therein of our report dated February 28, 2017, with respect to the consolidated financial statements of Kamada Ltd. included in the Annual Report on Form 20-F of Kamada Ltd. for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ KOST, FORER, GABBAY & KASIERER
KOST, FORER, GABBAY & KASIERER
Tel Aviv, Israel	A Member of EY Global
July 13, 2017